January 11, 2021

Travis Dalton
Cerner Corporation
2800 Rockcreek Parkway
North Kansas City, MO 64117

Dear Travis:

On behalf of Cerner Corporation, I am pleased to offer you the position of Executive Vice President and Chief Client and Services Officer. In this position, you will report directly to Cerner's Chief Executive Officer.

Your base salary will be increased to $550,000 per year, effective January 15, 2021.

Your position at Cerner is a professional, exempt position that requires a significant level of responsibility, discretion, independent judgment or the performance of other exempt duties. As a result, it carries no additional compensation for overtime worked.

As Executive Vice President and Chief Client and Services Officer, you will be eligible to participate in the Cerner Corporation 2018 Performance Compensation Plan, as amended ("CPP"). CPP provides additional, performance-based, compensation opportunities tied to the attainment of group and/or individual performance goals. The amount of CPP compensation available is based on an associate's responsibility level and an associate's and/or Cerner's overall performance for the year. The specifics of your plan and metrics will be defined and approved by the Compensation Committee ("Committee") of the Cerner Board of Directors annually. Your annual Target Bonus Level for the 2021 plan year will be $600,000.

Equity

During the 2021 annual equity award cycle, you will receive an equity grant with an aggregate grant date value of $2,850,000. This grant will be made 50% as time-based restricted stock units ("RSUs") that will vest ratably over three years and 50% as performance-based restricted stock units ("PSUs") which vest 100% after three years, subject to achieving performance metrics that will be approved by the Committee prior to the grant date. The Committee has not yet set the grant date for annual equity awards, but it is anticipated to be on or around May 3, 2021.

In recognition of your promotion, you will also be granted RSUs with an aggregate grant date value of $500,000. These RSUs will be granted on February 12, 2021, following the current blackout period and will vest evenly at 50% per year over 2 years.

All awards are subject to and governed by the terms and conditions outlined in their respective award agreements which will be provided to you as soon as practicable after the grant date.

Assuming you continue to successfully fulfill your role, you will be considered for additional equity grants on an annual basis to the same extent as other senior executives. These grants will be based on your individual and organization's performance, as well as Cerner's overall performance.

Associate Benefits

You will continue to participate in Cerner's comprehensive set of benefits designed to address your physical, financial, and emotional health. At Cerner, we believe the foundation for a successful career starts with a variety of options that meet your needs while supporting a healthy lifestyle.

Cerner associates holding positions at your level within the organization do not accrue personal time off and instead are encouraged to take time off on an as-needed basis while meeting business responsibilities.

Employment Agreement, Executive Severance Agreement and Mutual Arbitration Agreement

Your Employment Agreement dated August 6, 2001, as amended by your Executive Severance
Agreement dated December 14, 2017 ("ESA"), as amended (discussed below), and Mutual Arbitration Agreement with Cerner dated November 23, 2015 govern the terms of your employment relationship with Cerner and remain in full force and effect.

Executive Severance Agreement Amendment

Your ESA provides you with the right to receive severance benefits in the event of your termination without cause or constructive discharge. As you know, your ESA currently provides for accelerated vesting of 50% of any outstanding and unvested equity upon a change in control. The remaining 50% of any unvested equity would become fully vested upon the effective date of a termination or resignation for good reason.

The Committee directed management to implement only double-trigger vesting acceleration upon a change in control for all equity awards granted after January 1, 2021. In consideration for equity described herein to be granted to you, an amendment to your ESA is enclosed for your execution. The enclosed letter agreement will update your ESA to avoid any potential conflict between your ESA and the Committee's directive with respect to equity awards granted after January 1, 2021.

Your ESA will further be amended to align with all other EVPs by providing a two year severance benefit in lieu of the 18 months in your current agreement. The reporting structure triggers under the definitions of Constructive Termination and Good Reason will also be amended to reflect that you will be reporting to the CEO.

Start Date

Should you accept this offer, your new role, title and base salary will become effective on January 15,
2021.

Sincerely,

/s/ Tracy L. Platt

Tracy Platt
Executive Vice President & Chief Human Resources Officer

Acceptance

By signing this Offer Letter and amendment to your current Executive Severance Agreement, you agree to and accept the terms and conditions of employment with Cerner Corporation as outlined in this Offer Letter.

By: /s/ Travis Dalton

Travis Dalton

1.13.21

Date